                                                      NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061                                      Phone: 913-647-0158  Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Olathe, Kansas (September 8, 2009) - Elecsys Corporation (NASDAQ: ESYS), a provider of electronic design and manufacturing services (EDMS) and innovative product solutions for critical industrial applications, today announced its financial results for the first fiscal quarter ended July 31, 2009.

Sales for the quarter were $3,619,000, a decrease of 35%, or $1,945,000, from the first quarter of fiscal 2009.  The decrease was primarily caused by reduced bookings from existing customers due to the weakened economy, as well as delays in new customer bookings during the preceding quarters.

Sales for the EDMS segment were approximately $2,024,000, a decrease of $1,295,000, or 39%, from $3,319,000 in the comparable quarter in the prior year, while sales of proprietary products and services were $1,406,000 for the three-month period ended July 31, 2009, an $839,000, or 37%, decrease from sales of $2,245,000 in the comparable quarter in the prior year.  Minimal sales were recorded for the new radio frequency identification (RFID) product line acquired from MBBS, since the majority of the acquired assets were in transit from Switzerland to the Company’s Kansas facility during the quarter.

The Company expects slightly higher sales next quarter with sales increasing during the second half of the year, as compared to both the second half of the prior year and the first half of this fiscal year.  This expectation is due to the recent addition of several new significant EDMS customers and the planned transition of several projects from the Company’s engineering design group into production.  The Company has also experienced some improvement in order levels from existing EDMS customers during the first quarter.  Increased sales of remote monitoring equipment are also anticipated as a result of continued strong demand for our WatchdogCP products, the introduction of new products into the marketplace, and expansion into new geographic markets.  Sales of the new Radix model FW950 ultra-rugged hand held computer are scheduled to begin during the second quarter, along with manufacturing of the newly acquired RFID products.

Total backlog increased by $1,097,000 during the quarter, or 36%, to $4,164,000 from $3,067,000 on April 30, 2009.  This increase was largely due to increased orders from existing customers combined with the addition of several new customers during the quarter.

Gross margin was approximately 31% of sales, or $1,130,000, for the first quarter ended July 31, 2009, compared to 35% of sales, or $1,951,000, for the comparable quarter in the prior year.   Decreased sales volumes and a less favorable product mix between EDMS and higher margin proprietary products were primarily responsible for the decrease in gross margin for the first quarter.

Selling, general and administrative expenses were approximately $1,654,000 for the period, which was comparable to the prior year’s quarter.  Costs related to the MBBS transaction and the relocation of acquired assets and capabilities from MBBS to our facility were offset by reductions in personnel and related expenses.

As a result, operating loss for the first quarter was $524,000, compared to operating income of $296,000 for the same quarter in the prior year.

Net loss for the quarter ended July 31, 2009 was $396,000, or $0.12 per diluted share. For the quarter ended July 31, 2008, net income was $109,000, or $0.03 per diluted share.

“Results for the quarter reflected the widespread economic weakness in many of the industrial sectors that contain much of our customer base,” said Karl Gemperli, chief executive officer. “We have taken targeted measures to control costs and continue to believe that investing in people, systems, and capabilities is vital to our ability to grow and acquire new customers.  We plan to continue investing in our growth and will intensify our investments in product development, marketing, and sales.”

Gemperli continued, “Our design engineering department continues to strengthen our relationships with our existing customers and has become a valuable resource in attracting new opportunities.  During the quarter, we began early stage production for several new customers whose products recently made the transition from engineering to production.  With a reputation for providing reliable technology solutions for critical applications in extreme environments, we are excited by the opportunities we see to expand our business through new, innovative applications of our remote monitoring, mobile computing, and RFID technologies.  We continue to experience challenges due to economic conditions, but we are actively leveraging our established market position and customer relationships to further penetrate the energy, infrastructure, and transportation sectors, as well as new markets, such as agriculture, with our specialized technology solutions.”

About Elecsys Corporation
Elecsys Corporation develops custom engineered technology solutions for critical industries wherever high quality, reliability, and innovation are essential.  Elecsys provides electronic design and manufacturing services (EDMS), custom liquid crystal displays (LCDs), and dependable custom configured solutions that integrate wireless remote monitoring, ultra-rugged mobile computing, and radio frequency identification (RFID) technologies to numerous industries worldwide.  Markets served include energy infrastructure, aerospace, transportation, logistics, agriculture, law enforcement, safety, military, medical and other critical industries.  Elecsys markets and supports certain proprietary technology and products under its DCI, Radix, NTG, and MBBS brand names.  For more information, visit www.elecsyscorp.com..

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2009. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

#  #  #

Investor Relations Contact:	Todd A. Daniels
Elecsys Corporation
(913) 647-0158, Phone
(913) 647-0132, Fax
investorrelations@elecsyscorp.com

Media Inquiries Contact:	Shelley Bartkoski
Hagen and Partners
(913) 642-3715
sbartkoski@hagenandpartners.com

Elecsys Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,
	2009	2008
Sales	$3,619	$5,564
Cost of products sold	2,489	3,613
Gross margin	1,130	1,951

Selling, general and administrative expenses	1,654	1,655

Operating (loss) income	(524)	296

Financial income (expense):
Interest expense	(112)	(117)
Other income (loss), net	(1)	--
	(113)	(117)

Income (loss) before income taxes	(637)	179

Income tax (benefit) expense	(241)	70

Net (loss) income	$(396)	$109

Net (loss) income per share information:
Basic	$(0.12)	$0.03
Diluted	$(0.12)	$0.03

Weighted average common shares outstanding:
Basic	3,357	3,287
Diluted	3,357	3,458